NEWS RELEASE

CONTACT: R. Jerry Giles, Senior Vice President/Chief Financial Officer
TELEPHONE #:  540-886-0796
DATE: March 26, 2010

FOR IMMEDIATE RELEASE
COMMUNITY FINANCIAL ANNOUNCES SCHEDULED RETIREMENT
 OF P. DOUGLAS RICHARD, CEO

Community Financial Corporation (NASDAQ: CFFC), a holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today announced that P. Douglas Richard, Chief Executive Officer of the Corporation, would retire effective April 30, 2010, and that Norman C. “Butch” Smiley, President of Community Bank, would become the Chief Executive Officer of the Corporation.

Mr. Richard stated: “At age 66 and having served as the Chief Executive Officer for the past 10 years, it is time to turn this responsibility over to a younger and very dynamic executive.  We have gone through a very thorough management succession process and I have every confidence that Mr. Smiley will be a superb CEO and is the right person to lead this company. Butch has been with Community Bank since 1996 when he joined the retail lending area. With his experience in commercial, consumer, and real estate lending, Butch was promoted to Senior Vice President and Chief Lending Officer of the Bank in 2000 and in 2008 was promoted to President of Community Bank.  He is a graduate of The University of Virginia’s School of Bank Management, and the Stonier Graduate School of Banking at Georgetown University.”

Dr. James Cooke, Jr., Chairman of the Board of Community Financial Corporation, stated: “The Board of Directors is extremely grateful to Mr. Richard for the job he has done in helping this company continue to grow as a dynamic and successful community financial institution.  We are very pleased that Mr. Richard will continue in his position as Vice Chairman of the Board of the Corporation and of Community Bank.  His advice and counsel will be important as we deal with the ever changing banking landscape.”

Mr. Smiley commented: “I appreciate the confidence that Mr. Richard and the Board of Directors have shown in me.  I am looking forward to meeting the challenges we face and keeping our company as a leading community bank in Virginia.”

Community Bank exceeds all regulatory capital requirements and is a well capitalized institution.  Headquartered in Staunton, Virginia for over 80 years, the Bank has offices in Waynesboro, Stuarts Draft, Raphine, Verona, Lexington, Buena Vista and Virginia Beach.

Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, changes in economic conditions in the Company’s market areas, changes in the financial condition or business prospects of the Company’s borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.